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                                                                       Exhibit 5

                              Bingham, Dana & Gould LLP
                                  150 Federal Street
                                   Boston, MA 02110
                                  Tel. 617-951-8000
                                  Fax. 617-951-8736


                                    June 25, 1997


Biomatrix, Inc.
65 Railroad Avenue
Ridgefield, New Jersey  07657


Dear Sir or Madam:

    We have acted as counsel for Biomatrix, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about June 25, 1997 (the "Registration Statement").

    The Registration Statement covers the registration of 1,500,000 shares of common stock, $0.0001 par value per share, of the Company (the "Shares"), which may be issued by the Company upon the exercise of stock options, or pursuant to restricted stock awards, granted or to be granted pursuant to the Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), and 1997 Restricted Stock Plan (the "1997 Plan" and, together with the 1994 Plan, the "Plans").

    We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

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Biomatrix, Inc.
June 25, 1997
Page 2


    We further assume that all Shares issued upon the exercise of options, or pursuant to restricted stock awards, granted or to be granted pursuant to the Plans will be issued in accordance with the applicable Plan and the terms of such options or awards.

    Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the General Corporation Law of the State of Delaware as applied by courts located in Delaware.


    Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered as restricted stock awards pursuant to the 1997 Plan or upon the exercise of options duly granted pursuant to the 1994 Plan, in all cases against the payment of the purchase price or exercise price therefor as provided in relevant Plan and the relevant grant or award, will be validly issued, fully paid, and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  /s/ BINGHAM, DANA & GOULD LLP